EXHIBIT 5.2


                              January  9, 1995



Arizona Public Service Company
400 North Fifth Street
Phoenix, Arizona  85004


Ladies and Gentlemen:

     Reference is made to your proposed offering of up to $200,000,000 of your Securities (the "Securities"), as contemplated by the combined prospectus contained in the Registration Statement (the "Registration Statement") on Form S-3 (Registration No. 33-55473) filed by you on September 14, 1994, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, which Securities include $100,000,000 of either New Bonds or Debt Securities (as such terms are defined in the Registration Statement), or any combination thereof, to be registered pursuant to the Registration Statement, and $100,000,000 of First Mortgage Bonds previously registered under Registration No. 33-61228. The SEC declared the Registration Statement effective on October 3, 1994.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rending the opinions set forth herein.

     Based on the foregoing, it is our opinion that after you shall have entered into one or more underwriting agreements with the underwriters of the Securities then to be offered or the representatives of such underwriters, and you and such underwriters or representatives shall have determined by agreement the initial public offering price for each of such Securities and the underwriters' discounts therefrom and commission therefor, pursuant to the authorization of your Board of Directors and the applicable order of the Arizona Corporation Commission, then, when (i) the Securities have been issued, sold, executed, authenticated, and delivered, and (ii) the purchase price therefor has been paid to you as contemplated in the Registration Statement (including the Exhibits thereto) and in any relevant amendment thereto or in any Rule 424 supplement to the prospectus contained in the Registration Statement, the Securities will be validly issued and will constitute legal, valid, and binding obligations of you except as the same may be limited by (a) general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally, or by equitable principles that limit the right to specific performance or otherwise limit remedial action or the enforcement of the security provided for the Securities, (b) the necessity for compliance with the statutory procedural requirements governing the exercise of remedies by a secured creditor, and (c) the qualification that certain waivers, procedures, remedies, and other provisions of the Securities may be unenforceable under or limited by the law of the State of Arizona; however, such law does not in our opinion substantially prevent the practical realization of the benefits thereof.

     In giving the foregoing opinion, we are relying upon the opinion of Keleher & McLeod, P.A., your New Mexico counsel, to the effect that your activities to date do not constitute you a "public utility" as that term is defined in the laws of New Mexico, and that, accordingly, no approval, authorization, or consent of the New Mexico Public Service Commission or any other public board or body of the State of New Mexico is required for the issuance and sale of the Securities.

     Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related prospectus.

                              Very truly yours,




                              Snell & Wilmer L.L.P.